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                                                                    EXHIBIT 99.1


                     Press Release dated November 18, 1998



FOR IMMEDIATE RELEASE                   FOR INFORMATION CONTACT

                                        David L. Kalkbrenner, President & CEO
                                        (650) 614-5767
                                        Steven C. Smith, EVP, COO & CFO
                                        (650) 813-8222


                              GREATER BAY BANCORP
                        ADOPTS SHAREHOLDER RIGHTS PLAN

  PALO ALTO, CA: November 18, 1998 -- Greater Bay Bancorp (Nasdaq:GBBK) announced that its Board of Directors has adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

  According to David L. Kalkbrenner, the Company's President and Chief Executive Officer, "The rights are not designed to prevent an appropriate acquisition of the Company. Rather, the rights plan should encourage anyone interested in acquiring the Company to negotiate with the Board of Directors prior to attempting an acquisition. We believe this will assure that all of our shareholders receive fair and equal treatment and are able to receive the long-term value of their investment in the Company."

  In accordance with the plan, preferred share purchase rights will be distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 30, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

  The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common shares; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a

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material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

  Greater Bay Bancorp and its financial services subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Group, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley and the San Francisco Peninsula with offices located in San Jose, Cupertino, Palo Alto, Redwood City, San Mateo Millbrae, San Bruno, San Francisco and Walnut Creek.

  This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 1997, and particularly the discussion of risk factors within that document.

                          WE INVEST IN RELATIONSHIPS!



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